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                                                                    EXHIBIT 16.1

                      [Letterhead of KPMG Peat Marwick LLP]







September 19, 1997




Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for the Warwick Savings Bank and subsidiaries (the Company) and, under the date of July 12, 1996, we reported on the consolidated balance sheet of the Company as of May 31, 1996. On December 18, 1996, our appointment as principal accountants was terminated. We have read the Company's statements included under the section entitled "Other Information" in the Registration Statement on Form S-1 filed by the Company and we agree with such statements.


Very truly yours,

/s/ KPMG Peat Marwick LLP
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    KPMG Peat Marwick LLP